UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AETHLON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	13-3632859 (IRS Employer Identification Number)

9635 Granite Ridge Drive, Suite 100 San Diego, California (Address of principal executive offices)	92123 (Zip Code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [  ]

Securities Act registration statement file number to which this form relates: _______________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

We, Aethlon Medical, Inc., a Nevada corporation, are filing this registration statement on Form 8-A, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, in connection with the listing of shares of our common stock, par value $0.001 per share, on The Nasdaq Capital Market tier of The NASDAQ Stock Market LLC. Our common stock has been approved for listing on The Nasdaq Capital Market under the symbol “AEMD.”

Item 1. Description of Registrant’s Securities to be Registered.

General

The following summary of the material features of our common stock is qualified in its entirety by reference to the applicable provisions of Nevada law and by our Articles of Incorporation and Bylaws, as amended, the current versions of which are filed as exhibits to our filings with the Securities and Exchange Commission.

Common Stock

The holders of our common stock are entitled to one vote (or consent) per share on all matters to be voted on by the stockholders. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. If we liquidate, dissolve or wind up, holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities. Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are validly issued, fully paid and nonassessable.

Except as otherwise required by Nevada law, all stockholder action is taken by the vote of a majority of common stock voting as a single class present at a meeting of stockholders at which a quorum is present in person or by proxy. Stockholders representing a majority of the stock issued and outstanding, either in person or by proxy, shall constitute a quorum at a meeting of stockholders; provided, however, that at any time during which shares of our capital stock are listed for trading on The NASDAQ Stock Market LLC, stockholders representing not less than thirty-three and one-third percent (33 1/3%) of the common voting stock issued and outstanding, either in person or by proxy, shall constitute a quorum at a meeting of the holders of common stock.

Anti-Takeover Effects of Articles of Incorporation and Bylaws Provisions

There are no provisions in our Articles of Incorporation or Bylaws that would delay, defer or prevent a change in control of our company and that would operate only with respect to an extraordinary corporate transaction involving our company, such as a merger, reorganization, tender offer, liquidation or sale or transfer of substantially all of our assets.

Item 2. Exhibits.

We are not required to file any exhibits with this registration statement because no other securities issued by us are registered on The NASDAQ Stock Market LLC and the securities registered on this registration statement are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AETHLON MEDICAL, INC.

By: /s/ James A. Joyce
James A. Joyce
Date: July 8, 2015	Chief Executive Officer

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